EXHIBIT 99.1

NOTICE OF REDEMPTION
PepsiCo, Inc.
3.75% Senior Notes Due 2014
(CUSIP No. 713448 BK3)1

NOTICE IS HEREBY GIVEN THAT, pursuant to the Indenture dated as of May 21, 2007 (the “Indenture”), relating to the 3.75% Senior Notes Due 2014 (the “Notes”) between PepsiCo, Inc. (the “Company”) and The Bank of New York Mellon, as Trustee, the Company has elected to exercise its option to redeem all of the outstanding Notes on August 26, 2013 (the “Redemption Date”) at a redemption price equal to the greater of (i) 100% of the principal amount of the outstanding Notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the outstanding Notes (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis at the Treasury Rate plus 30 basis points (the “Redemption Price”), plus, in either case, accrued and unpaid interest to, but excluding, the Redemption Date.

Payment of the Redemption Price of the Notes, plus accrued and unpaid interest, will be made on the Redemption Date only upon presentation and surrender of Notes to The Bank of New York Mellon (the “Paying Agent”), by hand or by mail at the following locations:

First Class/Registered/Certified	Express Delivery Only	By Hand Only
The Bank of New York P.O. Box 396 East Syracuse, NY 13057 Att: Debt Processing Unit (ACT)	The Bank of New York 111 Sanders Creek Parkway East Syracuse, NY 13057 Att: Corporate Trust Window	The Bank of New York 111 Sanders Creek Parkway East Syracuse, NY 13057 Att: Corporate Trust Window

On the Redemption Date, the principal amount of the Notes called for redemption, together with accrued and unpaid interest to, but excluding, the Redemption Date, will become due and payable.  Unless the Company fails to pay the Redemption Price on the Redemption Date or to set apart funds for such payment, interest on the Notes to be redeemed will cease to accrue on and after the Redemption Date.

For all purposes of the Indenture, the Notes called for redemption in accordance with the foregoing will be deemed to be no longer outstanding from and after the Redemption Date, and all rights with respect thereto, except as stated herein, will cease as of the close of business on that same date and the only remaining right of holders of the Notes is to receive payment of the Redemption Price, plus accrued and unpaid interest to, but excluding, the Redemption Date, upon surrender to the Paying Agent of the Notes redeemed.

UNDER THE INTERNAL REVENUE SERVICE BACKUP WITHHOLDING PROVISIONS, THE PAYING AGENT MAY BE REQUIRED TO WITHHOLD TWENTY-EIGHT PERCENT (28%) OF ANY GROSS PAYMENT TO A HOLDER WHO FAILS TO PROVIDE A CERTIFIED TAXPAYER IDENTIFICATION NUMBER (EMPLOYER IDENTIFICATION NUMBER OR SOCIAL SECURITY NUMBER).  TO AVOID BACKUP WITHHOLDING, PLEASE COMPLETE A FORM W–9 OR THE APPLICABLE FORM W-8, AS

1 The CUSIP number has been assigned to this issue by CUSIP Global Services and is included solely for the convenience of the holders of the Notes.  No representation is being made as to the correctness of the CUSIP number either as printed on the Notes or as contained herein and the holder may rely only on the identification numbers printed on its Note.  Capitalized terms used herein but not defined herein shall have the respective meanings set forth in the Indenture and the Notes.

APPROPRIATE, AND SEND IT TO THE PAYING AGENT IN CONNECTION WITH THE REDEMPTION.

Dated as of July 25, 2013                                           By The Bank of New York Mellon, as Trustee for PepsiCo., Inc.